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                                                                      Exhibit 99

      CHECKFREE SHAREHOLDERS APPROVE INCREASED NUMBER OF SHARES AND OPTIONS

ATLANTA -- (November 2, 2000) -- CheckFree Corporation (NASDAQ:CKFR) today announced that at its annual meeting held November 1, 2000 its shareholders voted to approve two resolutions proposed by the Company's Board of Directors, and voted to re-elect Eugene F. Quinn and Mark A. Johnson to the board. The approved measures increase the Company's authorized shares from 165 million to 550 million, and increase the number of shares issuable upon exercise of stock options from eight million to twelve million.

ABOUT CHECKFREE
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CheckFree (www.checkfree.com) is the leading provider of financial electronic commerce services and products. Founded in 1981, CheckFree launched the first fully integrated electronic billing and payment solution in 1997. Today, CheckFree enables 4.1 million consumers to receive and pay bills electronically. The company has multi-year contracts with 210 of the nation's top billers to provide online billing and payment through nearly 250 consumer service providers
(CSPs), including banks, brokerage firms, Internet portals and content sites and personal financial management (PFM) software. CheckFree's Software Services division provides solutions that are used to process more than two-thirds of the nation's six billion Automated Clearing House payments, and reconciliation products and services to 400 banks and businesses. Also within the Software Services division is CheckFree i-Solutions, which enables billers to create electronic billing and payment applications that transform bills and statements into interactive conduits for customer relationship management, marketing and customer self service. CheckFree's Investment Services provides a broad range of investment management services to thousands of financial institutions nationwide. The division's clients manage more than 1,000,000 portfolios totaling more than $500 billion in assets.